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                                                                      EXHIBIT 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Core Technologies (Pennsylvania), Inc.:

We consent to incorporation by reference in the registration statements (No's. 33-25536 and 33-57972) on Form S-8 of Core Technologies (Pennsylvania), Inc. of our report dated February 28, 1997 except as to the first paragraph in note 9, which is as of March 14, 1997, relating to the consolidated balance sheets of Core Technologies (Pennsylvania), Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' deficit, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1996, which report is included in the December 31, 1996 annual report on Form 10-K of Core Technologies (Pennsylvania), Inc.

KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 26, 1997